UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 17, 2012
L. B. Foster Company
(Exact name of registrant as specified in its charter)

Pennsylvania	000-10436	25-1324733
(State or other jurisdiction of incorporation)	(CommissionFile Number)	(I.R.S. EmployerIdentification No.)

415 Holiday Drive, Pittsburgh, Pennsylvania		15220
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(412) 928-3417

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 17, 2012, the Board of Directors (the “Board”) of L. B. Foster Company (the “Company”) approved the hiring of Robert P. Bauer to serve as President and Chief Executive Officer, effective February 1, 2012.  Mr. Bauer, age 54, previously served from June 1, 2011 as President of the Refrigeration Division of the Climate Technologies business of Emerson Electric Co., a diversified global manufacturing and technology company.  From January 1, 2007 until May 31, 2011, Mr. Bauer served as President of Emerson Network Power, Liebert Division.

Mr. Bauer will be assuming the role of President and Chief Executive Officer as successor to Stan Hasselbusch, as a result of Mr. Hasselbusch’s previously announced intention to retire at the end of 2011.  Mr. Hasselbusch submitted his official resignation to the Board as President and Chief Executive Officer and as a member of the Board of Directors effective February 1, 2012.

In connection with his appointment to the position of President and Chief Executive Officer, Mr. Bauer executed an Employment Agreement (the "Employment Agreement") and the Company's standard form of confidentiality, intellectual property and non-compete agreement.

The Employment Agreement is for an initial term of three years, provides for an initial base salary of $575,000 and generally requires Mr. Bauer to devote his entire time and attention to the business of the Company while he is employed by the Company.  Pursuant to the Employment Agreement, Mr. Bauer is also entitled to participate in the Company’s annual incentive plan, long term incentive plan, and key employee separation plan upon the terms and conditions approved by the Compensation Committee of the Company.  On the effective date, Mr. Bauer will also receive a signing bonus in the form of a restricted stock award for 66,000 shares of common stock of the Company, vesting over a four year period.  Mr. Bauer is also entitled to participate in other benefit and compensation plans and receive perquisites as are generally provided to other executives of the Company.

The Employment Agreement may be terminated by either party at any time, for any reason or no reason at all.  In the event that the Company terminates Mr. Bauer without Just Cause or if Mr. Bauer resigns for Good Reason (each as defined in the Employment Agreement), Mr. Bauer would be entitled to a lump sum severance payment of up to two years base salary and annual bonus.

Pursuant to the terms of the confidentiality, intellectual property and non-compete agreement, Mr. Bauer must assign to the Company all inventions conceived or made during his employment with the Company.  The agreement also includes certain restrictive covenants (including a covenant which generally prohibits the executive from working for any competitor of the Company for a period following their separation from employment and disclosure of confidential or proprietary information concerning the Company).

Mr. Bauer was also elected to fill the vacancy on the Board of Directors made vacant by Mr. Hasselbusch’s resignation.

In connection with Mr. Hasselbusch’s resignation, Mr. Hasselbusch and the Company entered into a consulting arrangement that provides for Mr. Hasselbusch to be available for one year to assist the Board or the CEO in various matters at their discretion.  Mr. Hasselbusch will be paid $15,000 per month for up to 300 hours of consulting services during the one year term of the consulting arrangement.  In addition, Mr. Hasselbusch will be provided with medical insurance, consistent with the Company’s programs for its senior executives, until January 31, 2013.

The foregoing summaries of the Employment Agreement and Mr. Hasselbusch’s consulting arrangement in this Current Report on Form 8-K are qualified in their entirety to the full text of such agreements that are attached hereto as exhibits.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 17, 2012, the Board of Directors of the registrant amended Section 3.02 (b) of the registrant’s Bylaws to clarify that the directors of the registrant shall be elected by the shareholders, except as otherwise provided in the bylaws or under Pennsylvania law.  The purpose of making the change is to accommodate the timely filling of any vacancies created on the Board by the resignation, death, or retirement of a Director.

Item 7.01                      Regulation FD Disclosure

On January 23, 2012, the Company issued a press release related to the matters disclosed in Item 5.02 above, the text of which is attached hereto as Exhibit 99.1

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

3.1             Bylaw Amendment (filed herewith)
10.1           Employment Agreement (filed herewith)
10.2           Letter Agreement with Stan Hasselbusch (filed herewith)
99.1           Press Release (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. Foster Company
(Registrant)

Date:  January 23, 2012
/s/ Joseph S. Cancilla
Joseph S. Cancilla
Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit Number	Description
3.1	Bylaw Amendment (filed herewith)
10.1	Employment Agreement (filed herewith)
10.2	Letter Agreement with Stan Hasselbusch (filed herewith)
99.1	Press Release (filed herewith)